EXHIBIT 99.1

AMERICAN PACIFIC CORPORATION

Contact: Seth Van Voorhees – (702) 735-2200 ext. 166
E-mail: InvestorRelations@apfc.com Website: www. apfc.com

AMERICAN PACIFIC REPORTS SECOND QUARTER RESULTS

LAS VEGAS, NEVADA, May 12, 2005 -- American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2005 second quarter ended March 31, 2005.

Operating Activities

For the three months ended March 31, 2005, sales decreased by $0.3 million, or 1% to $18.5 million from $18.8 million in the corresponding period of the prior year. Net income/(loss) was ($303,000), or ($0.04) diluted per share during the three month period ending March 31 as compared to $197,000, or $0.03 diluted per share, in the comparable period in the prior year.

The decrease in sales during the three month period ending March 31 was due to a decrease in Specialty Chemicals segment sales of $4.6 million in comparison to the comparable period in the prior year. The decline in Specialty Chemicals segment sales volume during the three month period ending March 31 was principally due to lower levels of perchlorate sales in comparison to the comparable period in the prior year.

In comparison to the comparable period in the prior year, decline in Specialty Chemicals segment sales was substantially offset by the $2.1 million of sales from (i) our recently acquired In-Space Propulsion business ("ISP" business) whose financial results are reported in our new Aerospace Equipment segment and (ii) the $2.2 million increase in Other Businesses segment sales. The increased sales volume of our Other Businesses segment was principally due to a higher level of real estate activity completed during the period in comparison to the comparable period in the prior year.

For the six months ended March 31, 2005, sales increased by $13.2 million, or 56% to $36.8 million from $23.6 million in comparison to the comparable period in the prior year. Net income/(loss) was $725,000, or $0.10 diluted per share during the six month period ending March 31 as compared to ($2,007,000), or ($0.28) diluted per share, in the comparable period in the prior year.

In comparison to the comparable period in the prior year, the increase in sales during the six month period ending March 31 was due to (i) an increase in Specialty Chemicals and Other Businesses segment sales of $4.4 million and $2.9 million respectively, and (ii) $5.9 million of sales from our ISP business whose financial results are reported in our new Aerospace Equipment segment.

The increase in Specialty Chemicals segment sales during the six month period ending March 31 resulted principally from higher sales volume of perchlorate chemicals and the inclusion of our packaged explosives sales in our financial results in fiscal 2005 in comparison to the comparable period in the prior year. The increased sales volume in our Other Business segment was principally due to a higher level of real estate activity completed during the period in comparison to the comparable period in the prior year.

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Cost of Sales:

Cost of sales increased $0.6 million, or 5%, in the three months ended March 31, 2005, to $12.0 million from $11.4 million in the comparable period in the prior year.  As a percentage of sales, cost of sales was 65% in the second quarter of fiscal 2005, compared to 61% in the comparable period in the prior year.

The increase in cost of sales during in the three months ended March 31, 2005 versus the corresponding period ended March 31, 2004, was principally a result of higher cost of sales from our Aerospace Equipment and Other Businesses segments, which were partially offset by lower cost of sales from our Specialty Chemicals segment.

Cost of sales increased $8.8 million, or 56%, in the six months ended March 31, 2005, to $24.5 million from $15.7 million in the corresponding period of the prior year.  As a percentage of sales, cost of sales was 67% in the first six months of fiscal 2005 and fiscal 2004.

The increase in cost of sales during in the six months ended March 31, 2005 versus the corresponding period ended March 31, 2004, was principally a result of higher Specialty Chemicals and Other Businesses segment sales respectively. In addition, our recently acquired ISP business also increased our cost of sales for the six months ended March 31, 2005.

Operating Expenses:

Operating (selling, general and administrative) expenses increased $1.0 million, or 17%, in the three months ended March 31, 2005, to $7.1 million from $6.1 million in the corresponding period of 2004. Operating expenses increased $3.9 million, or 40%, in the six months ended March 31, 2005, to $13.8 million from $9.9 million in the corresponding period of 2004. The increase in operating expenses for both the three month and six month periods ending March 31 was due primarily to: (i) the consolidation of our packaged explosive joint venture as of the third quarter of fiscal 2004, (ii) the addition of the ISP business into the newly formed Aerospace Equipment segment on October 1, 2004, (iii) an increase in environmental remediation expenditures, and (iv) corporate development costs.

Interest Income/Interest and Other Expense:

Interest income decreased to $0.1 million in the three months ended March 31, 2005, from $0.3 million in the corresponding period of the prior year. Interest income decreased to $0.3 million in the six months ended March 31, 2005, from $0.5 million in the corresponding period of the prior year. The decline in interest income for both the three month and six month periods ending March 31 was primarily as a result of the elimination of interest and other expense from the consolidation of our packaged explosive joint venture.

Interest and other expense decreased to $42,000 in the three months ended March 31, 2005, from $0.1 million in the corresponding period of the prior year. Interest and other expense decreased to $0.1 million in the six months ended March 31, 2005, from $0.4 million in the corresponding period of the prior year. The decline in interest and other expense for both the three month and six month periods ending March 31 was primarily as a result of the elimination of interest and other expense from the consolidation of our packaged explosive joint venture.

Liquidity and Capital Resources

Cash flows provided by operating activities were $9.8 million and $7.1 million during the six months ended March 31, 2005 and 2004, respectively. The increase in cash flows from operating activities was primarily due to higher sales volumes.  We believe that our cash flows from operations and existing cash balances will be adequate for the foreseeable future to satisfy the needs of our operations.  However, the resolution of litigation and contingencies, and the timing, pricing and magnitude of orders for our products may have an effect on the use and availability of cash.

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Capital expenditures were $1.1 million and $0.8 million during the six months ended March 31, 2005 and 2004, respectively. Capital expenditures relate principally to specialty chemicals segment capital improvement projects. Capital expenditures are expected to be funded from existing cash balances and operating cash flows.

We did not repurchase any of our Common Stock during the six-month period ended March 31, 2005.  As a result of the exercise of stock options, we issued 5,000 shares, for an aggregate price of $24,000, of our Common Stock during the six-month period ended March 31, 2005.

Risk Factors/Forward Looking Statements

Except for the historical information contained herein, this News Release may contain Forward Looking Statements that are subject to risks and uncertainties, including the status of the Space Shuttle program; low or declining demand and/or downward pricing pressures for the Company’s products; governmental budget constraints and/or decreases affecting the U.S. Department of Defense or NASA which would cause a decrease in demand for Grade I AP; technological advances or new competitive products causing a reduction or elimination of demand for the Company’s products; success or failure of government programs or governmental customers; the Company’s ability to profitably integrate, manage and operate new businesses and/or investments competitively and cost effectively; the Company’s continued ability to generate cash flows sufficient to support its Dividend and Stock Repurchase Program; and the litigation and contingencies (including the costs and effects thereof), as well as other risks detailed from time to time in the Company’s SEC reports, including the most recent Form 10-K and 10-Q Reports (which are incorporated herein by reference).  In addition, the operating results and cash flows for the three-month and twelve-month periods ended September 30, 2004, are not necessarily indicative of the results that will be achieved for future periods (see above).

American Pacific Corporation is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems, fire extinguishment systems and energetic materials.  The Company also designs and manufactures environmental protection products and has been involved in real estate development, although these real estate activities are winding down.

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AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Operations
For the Three Months ended March 31,
(unaudited)

	For the three months ended March 31,		For the six months ended March 31,

	2005	2004	2005	2004

Sales and Operating Revenues	$18,513,000	$18,787,000	$36,767,000	$23,581,000
Cost of Sales	11,986,000	11,398,000	24,531,000	15,723,000

Gross Profit	6,527,000	7,389,000	12,236,000	7,858,000
Operating Expenses	7,113,000	6,102,000	13,808,000	9,866,000

Operating Income (Loss)	(586,000)	1,287,000	(1,572,000)	(2,008,000)
Interest Income	148,000	309,000	257,000	553,000
Interest and Other Expense	42,000	110,000	108,000	450,000

Income (Loss) Before Income Taxes, Extraordinary Item and Cumulative Effect	(480,000)	1,486,000	(1,423,000)	(1,905,000)
Income Taxes (Benefit)	(177,000)	520,000	(526,000)	(667,000)

Income (Loss) Before Extraordinary Item and Cumulative Effect	(303,000)	966,000	(897,000)	(1,238,000)
Extraordinary Item, Net			1,622,000
Cumulative Effect of Change in Accounting Principle		769,000		769,000

Net Income (Loss)	$(303,000)	$197,000	$725,000	$(2,007,000)

Basic Income (Loss) Before Extraordinary Item and Cumulative Effect Per Share	$(0.04)	$0.13	$(0.12)	$(0.17)
Basic Net Income (Loss) Per Share	$(0.04)	$0.03	$0.10	$(0.28)

Average Shares Outstanding	7,292,000	7,285,000	7,292,000	7,270,000

Diluted Net Income (Loss) Before Extraordinary Item and Cumulative Effect Per Share	$(0.04)	$0.13	$(0.12)	$(0.17)
Diluted Net Income (Loss) Per Share	$(0.04)	$0.03	$0.10	$(0.28)

Diluted Shares	7,312,000	7,363,000	7,313,000	7,270,000

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AMERICAN PACIFIC CORPORATION

Condensed Consolidated Balance Sheets
(unaudited)

	March 31, 2005	September 30, 2004

ASSETS
Current Assets:
Cash and Cash Equivalents	$28,446,000	$23,777,000
Accounts and Notes Receivable	12,434,000	15,963,000
Related Party Notes and Accrued Interest Receivable	274,000	268,000
Inventories	17,200,000	13,827,000
Prepaid Expenses and Other Assets	1,505,000	666,000
Deferred Income Taxes	526,000	320,000

Total Current Assets	60,385,000	54,821,000
Property, Plant and Equipment, Net	16,517,000	16,573,000
Intangible Assets, Net	11,813,000	13,679,000
Investment in Joint Venture	22,000	227,000
Deferred Income Taxes	10,776,000	11,585,000
Other Assets, Net	3,421,000	3,743,000

TOTAL ASSETS	$102,934,000	$100,628,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$5,023,000	$4,481,000
Accrued Liabilities	6,166,000	5,649,000
Other Long-Term Liabilities	5,938,000	5,698,000

TOTAL LIABILITIES	17,127,000	15,828,000

Commitments and Contingencies
Shareholders’ Equity:
Common Stock	932,000	932,000
Capital in Excess of Par Value	86,171,000	86,148,000
Retained Earnings	16,643,000	15,897,000
Treasury Stock	(16,982,000)	(16,982,000)
Accumulated Other Comprehensive Loss	(957,000)	(1,195,000)

Total Shareholders’ Equity	85,807,000	84,800,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$102,934,000	$100,628,000

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AMERICAN PACIFIC CORPORATION

Condensed Consolidated Cash Flow Statements
For the Three Months ended March 31,
(unaudited)

	For the six months ended March 31,

	2005	2004

Cash Flows From Operating Activities	$9,806,000	$7,055,000

Cash Flows For Investing Activities:
Capital Expenditures	(1,147,000)	(788,000)
Asset Purchase	(4,468,000)

Net Cash Used in Investing Activities	(5,615,000)	(788,000)

Cash Flows For Financing Activities:
Dividends		(3,055,000)
Equity Purchased by Minority Shareholders	125,000
Proceeds from Issuance of Debt	300,000
Issuance of Common Stock	24,000	2,290,000
Treasury Stock Acquired		(2,752,000)

Net Cash Provided by (Used in) Financing Activities	449,000	(3,517,000)

Effect of foreign currency exchange rate changes on cash	29,000

Net Change in Cash and Cash Equivalents	4,669,000	2,750,000
Cash and Cash Equivalents, Beginning of Period	23,777,000	27,140,000
Cash and Cash Equivalents, End of Period	$28,446,000	$29,890,000

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